Exhibit 14.1

Consent of Independent Registered Public Accounting Firm

The Board of Directors

CEMEX S.A.B. de C.V.:

We consent the incorporation by reference in the Registration Statements (File Nos. 333 83962, 333-86090, and 333-128657) on Form S-8 of CEMEX, S.A.B. de C.V. of our reports dated April 30, 2018, with respect to the consolidated statements of financial position of CEMEX, S.A.B. de C.V. and subsidiaries as of December 31, 2017 and 2016, and the related consolidated statements of income, comprehensive income, changes in stockholders’ equity, and cash flows for each of the years in the three-year period ended December 31, 2017, and the related notes, and the effectiveness of internal control over financial reporting as of December 31, 2017, which reports appear in the December 31, 2017 Annual Report on Form 20-F of CEMEX, S.A.B. de C.V.

Our report dated April 30, 2018, on the effectiveness of internal control over financial reporting as of December 31, 2017, expresses our opinion that CEMEX, S.A.B. de C.V. and subsidiaries did not maintain effective internal control over financial reporting as of December 31, 2017 because of the effect of a material weakness on the achievement of the objectives of the control criteria and contains an explanatory paragraph that states that a material weakness related to the Company’s risk assessment and monitoring of significant unusual transactions has been identified.

/s/ KPMG Cardenas Dosal, S.C.

Monterrey, N.L., México

April 30, 2018